Exhibit 99.3

THE NEW HOME COMPANY INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR NOTES DUE 2025

Aliso Viejo, CA, October 13, 2020 – The New Home Company Inc. (NYSE: NWHM) (the “Company”) today announced that it intends, subject to market conditions, to privately offer $250.0 million in aggregate principal amount of senior notes due 2025 (the “2025 notes”).

The Company intends to use the net proceeds from this offering, together with cash on hand, to fund the redemption of all of the Company’s outstanding 7.25% senior unsecured notes due 2022 (the “2022 notes”) and pay related fees and expenses.

The 2025 notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. The 2025 notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2025 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2025 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A or Regulation S under the Securities Act. In addition, this press release is not a notice of redemption with respect to the 2022 notes, and any redemption of the 2022 notes shall be made only pursuant to a redemption notice delivered pursuant to and in accordance with the indenture governing the 2022 notes.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended). Any statements contained herein that do not describe historical facts, including but not limited to statements regarding the proposed offering, the anticipated use of proceeds of the offering and the expectations regarding size and timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Any of these risks and uncertainties could materially and adversely affect the Company’s results of operations, which would, in turn, have a significant and adverse impact on the Company. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com